Exhibit 99.1

For Immediate Release

UNILENS VISION INC. REPORTS OPERATING RESULTS FOR

SECOND QUARTER OF FY2014

ROYALTY INCOME INCREASES FOR FIRST TIME IN SIX QUARTERS

LARGO, Florida (February 14, 2014) – Unilens Vision Inc. (OTCQB: UVIC), which develops, licenses, manufactures, distributes and markets specialty contact lenses, today reported its operating results for the second quarter and first half of FY2014.

Highlights of Quarter Ended December 31, 2013

•

Total product sales increased slightly to $1,430,042, compared with $1,429,475 in the second quarter of FY2013.  Disposable lens sales increased 1.0%, while sales in the custom soft lens category increased 8.4% when compared with the prior-year period.

•

Royalty income increased, for the first time in six quarters, by 0.7% to $586,660, versus $582,574 in the second quarter of FY2013.

•

Operating expenses increased 2.5% to $723,898, versus $705,952 a year earlier, primarily due to higher administrative costs resulting from expense timing differences.

•

Interest expense doubled to $58,226, compared with $29,086 a year earlier, due to higher debt levels associated with the repurchase of 618,522 shares of the Company’s common stock in early October 2013.

•

Operating income declined 8.0% relative to the corresponding quarter in FY2013.

•

Diluted earnings per share increased 9.1% to $0.12, versus $0.11 in the prior-year quarter, reflecting a 25.0% reduction in the weighted average number of shares outstanding due to the stock repurchase in October 2013.

•

In late October 2013, Bausch + Lomb announced the U.S. launch of its PureVision2® for Presbyopia multifocal lens, which features a next-generation multifocal design licensed from Unilens Vision.

•

The Company paid its 29th consecutive quarterly cash dividend, in the amount of $0.045 per share.  The annualized cash dividend of $0.18 per share provides a current yield of 3.4% based on a closing share price of $5.25 on February 13, 2014.

Management Comments

“We are very encouraged by certain ‘leading indicators’ that suggest we are approaching a turnaround in our financial performance and a resumption in revenue and earnings growth,” stated Michael Pecora, the Company’s Chief Executive Officer.  “In particular, we are pleased to report that royalty income increased during the second quarter, for the first time in the past six quarters. In addition, our branded lens sales increased for the third consecutive quarter, following an extended period of lower sales during the past several years.  We attribute this encouraging trend to incremental growth of our new C-Vue® HydraVUE™ Multifocal disposable lenses, along with continued growth in the popularity of our C-Vue® Advanced HydraVUE™ line of completely customizable silicone hydrogel contact lenses for monthly replacement.”

“We continue our work on new technological improvements that have the potential to generate future incremental licensing income and/or product sales,” continued Pecora.  “The demand for effective multi-focal vision-correction products that can address the challenges of presbyopia should continue to increase well into the next decade with the aging of America’s ‘baby boom’ generation, and our goal is to enhance shareholder value by capturing a larger share of this market.”

“In early October 2013, we repurchased 618,522, or approximately 26% of the Company’s total common shares outstanding, from the Company’s largest outside shareholder, at an aggregate purchase price of approximately $3.1 million, or $4.97 per share.  This transaction was accretive to earnings per share in the most recent quarter, and we believe it reflects our commitment to the enhancement of long-term shareholder value.  We funded the repurchase through a $3.3 million expansion and modification of our existing term loan with Hancock Bank.  The term loan bank facility will be amortized over a longer seven-year period and bears interest at a floating rate of 30-day LIBOR plus 3.5%.  The elimination of cash dividend payments on the repurchased shares, which were returned to the treasury, when combined with a seven-year principal amortization schedule, should allow Unilens to service the expanded debt facility without limiting our ability to fund new growth initiatives.”

Second Quarter Results

For the three months ended December 31, 2013, total revenue including royalty income was largely unchanged at $2,016,702, compared with total revenue of $2,012,049 in the second quarter of FY2013.  Total product sales increased slightly to $1,430,042 in the most recent quarter, versus $1,429,475 in the corresponding period of the previous fiscal year.  Sales in the disposable lens category increased 1.0%, primarily due to sales of the Company’s new silicone hydrogel disposable C-VUE HydraVUE Multifocal lenses, which were introduced to the market in February 2013.  The continued popularity of the Company’s C-Vue® Advanced HydraVUE™ line of completely customizable silicone hydrogel contact lenses for monthly replacement allowed total sales of custom soft lenses to increase 8.4% in the second quarter of FY2014 relative to year-earlier levels.

Royalty income from Bausch + Lomb increased 0.7% to $586,660 in the quarter ended December 31, 2013, compared with $582,574 in the prior-year quarter.  This represented the first year-over-year increase in quarterly royalty income in the past year and a half.

Gross profit margins declined to 35.7% of product sales during the second quarter of FY2014, versus 37.1% in the second quarter of FY2013.  The decrease was primarily due to one-time manufacturing repair costs, partially offset by changes in product mix and manufacturing improvements introduced a year earlier.

Operating expenses increased 2.5% to $723,898 in the most recent quarter, compared with $705,952 in the year-earlier period.  Administrative expenses increased due to the timing of tax accounting fees that were paid in the second quarter of FY2014, whereas such fees were paid in the third quarter of the previous fiscal year.  Modest increases in consulting and legal fees were offset by lower rental expense.  Lower sales and marketing expenses were partially offset by a modest increase in research and development costs.

Net non-operating expenses increased 101% to $55,307, versus $27,560 a year earlier, primarily due to higher debt levels associated with the repurchase of 618,522 shares of the Company’s common stock in early October 2013.

Pretax income decreased 15.9% to $318,649 in the three months ended December 31, 2013, compared with $378,841 in the corresponding period of the previous fiscal year.  The Company reported an 18.3% reduction in net income, which totaled $207,419 in the second quarter of FY2014, versus $253,935 in the prior-year period.  Diluted earnings per share increased 9.1% to $0.12 in the three months ended December 31, 2013, compared with $0.11 in the three months ended December 31, 2012.  The weighted average number of common shares outstanding decreased 25.0% to 1,777,724 in the most recent quarter, versus 2,369,354 in the prior-year quarter.  The decline in outstanding shares resulted from the above-noted share repurchase in October 2013.

Six-Month Results

For the six months ended December 31, 2013, total revenue including royalty income rose 0.6% to $4,075,521, compared with total revenue of $4,050,660 in the first half of FY2013.  Total product sales increased 2.4% to $3,009,247 in the first half of FY2014, versus $2,939,129 in the corresponding period of the previous fiscal year.  Sales in the disposable lens category increased 1.7%, while sales of custom soft lenses rose 10.6%, in the six months ended December 31, 2013, relative to year-earlier levels.

Royalty income from Bausch + Lomb declined 4.1% to $1,066,274 in the first half of FY2014, compared with $1,111,531 a year earlier.  First quarter royalty income declined 9.3% while second quarter royalty income increased 0.7%, respectively, when compared with prior-year periods.

Gross profit margins declined to 37.2% of product sales during the first half of FY2014, versus 39.1% in the first half of FY2013.  The decrease was primarily due to one-time manufacturing repair costs in the most recent quarter, partially offset by changes in product mix and manufacturing improvements introduced a year earlier.

Operating expenses increased 2.6% to $1,479,379 in the most recent six-month period, compared with $1,442,589 in the year-earlier period.  Administrative expenses increased due to the timing of tax accounting fees that were paid in the second quarter of FY2014, whereas such fees were paid in the third quarter of the previous fiscal year.  Modest increases in consulting and legal fees were offset by lower rental expense.  Higher research and development costs were partially offset by lower sales and marketing expenses.

Net non-operating expenses increased 36.9% to $78,018, versus $56,987 a year earlier, primarily due to higher debt levels associated with the above mentioned repurchase of common stock in early October 2013.

Pretax income decreased 17.4% to $628,257 in the six months ended December 31, 2013, compared with $760,622 in the corresponding period of the previous fiscal year.  The Company reported an 17.1% reduction in net income, which totaled $421,980 in the first half of FY2014, versus $508,939 in the prior-year period.  Diluted earnings per share decreased 4.8% to $0.20 in the six months ended December 31, 2013, compared with $0.21 in the six months ended December 31, 2012.  The weighted average number of common shares outstanding decreased 12.5% to 2,073,539 in the first half of FY2014, versus 2,369,354 in the first half of FY2013.  The decline in outstanding shares resulted from the share repurchase in October 2013.

Cash Dividends

The Company recently declared its 30th consecutive quarterly cash dividend, which will be paid on February 28, 2014 to shareholders of record on February 14, 2014.  The $0.045 per share quarterly cash dividends provide an annualized current yield of 3.4% to Unilens shareholders based upon a common stock price of $5.25 per share at the close of stock market trading on February 13, 2014.

The amount and frequency of future dividends will depend upon earnings, cash flow, and other aspects of the Company’s business as determined and declared by the Board of Directors.

About Unilens Vision Inc. – “The Independent Eye Care Professionals’ Contact Lens Company”

Established in 1989, Unilens Vision Inc., through its wholly-owned subsidiary Unilens Corp., USA, located in Largo, Florida and its wholly-owned subsidiary Unilens Vision Sciences Inc. develops, licenses, manufactures, distributes and markets contact lenses primarily under the C-Vue® brand directly to Independent Eye Care Professionals.  Additional information on the Company may be accessed on the Internet at www.unilens.com. The Company’s common stock is listed on the OTCQB under the symbol “UVIC”.

Forward-Looking Statements

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent filings with the SEC.

For more information, please contact:

Leonard F. Barker, CFO, Unilens Vision Inc., at (727) 544-2531 or via email at

len.barker@unilens.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at info@rjfalkner.com

UNILENS VISION INC.

SECOND QUARTER - FISCAL 2014

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(All figures in U.S. Dollars)

RESULTS OF OPERATIONS
	Three Months Ended		Six Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Revenues:
Sales	$1,430,042	$1,429,475	$3,009,247	$2,939,129
Royalty income	586,660	582,574	1,066,274	1,111,531
Total revenues	2,016,702	2,012,049	4,075,521	4,050,660
Operating costs and expenses:
Cost of sales	918,848	899,696	1,889,867	1,790,462
Expenses	723,898	705,952	1,479,379	1,442,589
Total operating costs and expenses	1,642,746	1,605,648	3,369,246	3,233,051
Operating income	373,956	406,401	706,275	817,609
Other non-operating items:
Other income	2,919	1,526	6,771	3,156
Interest expense	(58,226)	(29,086)	(84,789)	(60,143)
Total other non-operating items	(55,307)	(27,560)	(78,018)	(56,987)
Income before income tax expense	318,649	378,841	628,257	760,622
Income tax expense	111,230	124,906	206,277	251,683
Net income for the period	$207,419	$253,935	$421,980	$508,939
Net income per common share:
Basic	$0.12	$0.11	$0.20	$0.21
Diluted	$0.12	$0.11	$0.20	$0.21
Weighted average shares outstanding	1,777,724	2,369,354	2,073,539	2,369,354
CASH FLOWS
Provided (used) by:
Operating activities			$464,198	$628,302
Investing activities			(82,163)	(92,644)
Financing activities			(491,408)	(644,683)
Decrease in cash			$(109,373)	$(109,025)
BALANCE SHEET
		June 30, 2013	December 31, 2013	December 31, 2012
Cash and cash equivalents		$140,182	$30,809	$265,952
Total assets		4,108,007	3,948,749	3,740,393
Current liabilities		2,184,841	2,103,008	1,748,912
Total liabilities		4,590,369	7,352,609	4,333,199
Stockholders’ deficit		$(482,362)	$(3,403,860)	$(592,806)